Exhibit 99.1

BioSig Technologies, Inc. Shareholder Letter December 2017

Dear BioSig Technologies, Inc. Shareholder:

As the current year draws to a close, management felt it was an appropriate time to reflect on the achievements that we have accomplished and express our new goals for the future. The previous twelve months have been a period of strong progress and positive change. BioSig currently sits at an exciting point in our developmental timeline. I am confident that we have established a strong foundation for both near-term growth and long-term sustainability.

Always willing to go the extra mile to achieve success, our management team has travelled to 8 countries to bolster strategic relationships, enhance commercialization efforts and expand our market presence to establish ourselves as an emerging market leader.

Recent Company Highlights

•	Raised $ 5.5 million on new growth capital at a premium-to-market
•	Solidified a 10-year collaboration deal with Mayo Clinic
•	Completed a 2-year market development project with Health Research International
•	Expanded shareholder base to 22 countries, including Switzerland, UK, Ireland, France, Spain, Israel, Qatar, UAE (Abu Dhabi/Dubai), Iceland, and others
•	Signed a collaboration with influential advisor, Prisma Geneva, in Switzerland to aid in European business development
•	Made significant investments in human capital with strategic hires
•	Retained one of the top IP strategy firms – Sherpa Technology Group
•	Opened an office in Geneva, Switzerland
•	Added Andrew Filler to our Board of Directors, who brings over 20 years of experience in intellectual property for technology and medical device companies.

Currently, BioSig has successfully positioned itself as an emerging leader in the budding market of bioelectronic medicine. Bioelectronic medicine is a rapidly expanding field of healthcare that utilizes the electrical signals within cells to treat and diagnose challenging chronic diseases without the use of medication or invasive medical techniques. Current applications of bioelectronic medicine include cardiac rhythm management (pacemakers, ICDs), electrophysiology and chronic pain management. Expensive chronic conditions such as diabetes, neurological disorders, obesity and cancer are a few examples of the applications widely regarded as those potentially treatable by bioelectronic medicine.

BioSig’s Innovative Technology

The core of our technology lies in its ability to map the biomedical signals of the body, thus firmly positioning our Company at the heart of this very promising new field of medicine. The ecosystem of bioelectronic medicine has started to attract some of the biggest Silicon Valley names, including Google and Apple. Their involvement signals a strong start to this very important chapter of the merger of technology and healthcare.

More than 14.4 million Americans are affected by irregular heart rates and rhythms known as arrhythmias - the most common and potentially fatal are atrial fibrillation and ventricular tachycardia. A common treatment for these types of arrhythmia is catheter ablation, where electrophysiologists apply energy in the form of heat or extreme cold to destroy tissue which causes the arrhythmia. There were 865,000 ablation procedures in 2015, forecast to grow to more than 1.3 million procedures by 2020.  Successful and cost-effective treatments require the electrophysiologists who do the procedures to obtain quality signals from within the heart.  Current systems have limited ability to provide such important information.

The Company’s first product, PURE EP™ System, is a novel cardiac signal acquisition and display system which is engineered to better assist electrophysiologists in clinical decision making during procedures to diagnose and treat patients with abnormal heart rates and rhythms. “EP” stands for electrophysiology which is the study of electrical signals in the body. The main goal of the PURE EP™ System is to improve catheter ablation treatments for the prevalent and deadly arrhythmias. BioSig is preparing for FDA 510(k) submission and is expected to receive clearance to sell the PURE EP™ System mid 2018.

Our PURE EP™ also addresses technical and procedural challenges in ablation for arrhythmia cases.  We will provide new capabilities to electrophysiologists that we will be quantifying as more human cases are done with our system. Management expects results to be strong, and demand for our technology to expand rapidly. We will then capitalize on the guidance and insights of our clinical leaders to expand the use of PURE EP™ and potential additional configurations of the system to move into other promising medical areas that have unmet technical and clinical needs including, but not limited to, neurological conditions.

Rapidly Emerging Commercial Marketplace

I strongly believe that this market has the potential to undergo explosive and dynamic growth. Management will strive to gain a market leadership position over the next several years leveraging our technological capabilities, future innovations – internal, acquired or licensed, - and our capital markets expertise.

Recent forecasts have projected that the global bioelectric medicine market is expected to reach $25.2 billion by 2021 from $17.2 billion in 2016, growing at a CAGR of 7.9% from 2016.  Additional appeal in the industry was evident in August of 2016, when GSK announced a $715 million agreement with Verily Life Sciences LLC (formerly Google Life Sciences), an Alphabet company, to form Galvani Bioelectronics for the sole purpose of enabling the research, development and commercialization of bioelectric medicines.

We believe that our combination of skill, assets experience and relationships will allow us to successfully navigate this evolving industry and translate to above average capital appreciation for our shareholders.

BioSig’s Foundation for Success

The Company will enter its ninth year of existence in February of next year and I am pleased to announce that the original team of 8 employees are still passionately working hard for the shareholders. Additionally, we’ve attracted top talent in key areas that will work as a team to grow our business responsibly. 2018 is setting up to be a “breakout” year as we expect FDA approval of our first product PURE EP™ mid 2018.  Looking out at the next 3-5 years, we are thrilled to be in such a great position - we all earned this success together.  2018 promises to be a year where we expect to move the Company to the next level.

Going forward, management will be expanding our human talent in the New Year to fill positions in field clinical engineering, as well as sales, marketing, international, finance and legal.  The InterShift program started by us in collaboration with Lafayette College has gained us a lot of respect from the leading colleges and universities across the country, and we have begun hiring talented undergraduates to support the growth and demands placed on our organization.  Today’s young professionals and talent excel in areas such as technology, social media, organization, and sales – we believe in youth and energy that comes from such hires.

Management Projected Milestones

•	File our FDA application for clearance to sell our PURE EP System
•	Conduct first-in-man clinical data collection
•	Uplist the trading of our Company’s common stock to the NASDAQ
•	Strengthen the balance sheet in a manner that unlocks the value of the Company
•	Develop a solid IP portfolio with Sherpa Technology Group
•	Commence commercialization via leading U.S. medical centers
•	Grow our product pipeline
•	Expand our relationship with Mayo Clinic
•	Enhance European presence
•	Attract institutional investment both in and outside of the U.S.
•	Seek strategic partnerships that can unlock value for our shareholders.

PURE EP’s Commercial Rollout

Health Research International of Cleveland, OH, a highly-specialized market research and development firm serving the leading global healthcare companies, concluded after over two years of study that PURE EP™ will be greeted with strong demand and market acceptance.

Management expects to incur significant revenues over the next several years via the commercial launch of our PURE EP™ System.  The device is expected to launch in the United States and be followed up with a foray into the European markets.  We will then target additional locations where there is a strong demand for EP technology.

Vastly Experienced Executive Team

For us to capitalize on the significant prospects available, we understand that the company must have the ability to overcome any potential hindrances that may arise.  I am confident in our ability to rise to any occasion, thanks to the expertise and knowledge of our C-suite executives and Board of Directors.  The BioSig team boasts more than 40 years of medtech experience, serving market leaders in numerous roles and capabilities. We have long-standing relationships with some of the most renowned names in the industry, including but not limited to Mayo Clinic, Celgene Corporation, Mount Sinai and UCLA.
On behalf of the deeply committed team at BioSig Technologies and our outstanding Board of Directors, I want to thank our loyal shareholders for their continued trust and support in the company. We value your involvement with the Company and strive to deliver you exceptional long-term returns on your investment, it is a true privilege to be your CEO.
Going forward, our team will remain confident but humble and committed to the future of the Company and the value we can create for all key stakeholders: patients, physicians, hospitals, payers, international markets, and of course, shareholders.  As always, we welcome your questions, comments, and input. Our expanded investor relations team stands ready to answer any subject on your mind.

Best Wishes for a healthy and prosperous New Year.

Kenneth L. Londoner
Founder, Chairman & CEO